NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
Nominees for Term of Office Expiring in 2004
Directors Continuing in Office Until 2003
Directors Continuing in Office Until 2002
REPORT OF AUDIT COMMITTEE
COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
COMMON STOCK PERFORMANCE GRAPH
APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
Genesis Worldwide Inc. Charter of the Audit Committee of the Board of Directors

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

GENESIS WORLDWIDE INC.

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[Genesis Logo]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, May 14, 2001

Time:	1:00 p.m., E.D.S.T.

Place:	Kettering Tower Lobby Olivia’s Banquet Room Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Genesis Worldwide Inc. will:

•	Elect three directors for a three-year term; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 30, 2001 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Richard E. Clemens

President and
Chief Executive Officer

April 12, 2001

PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

GENESIS WORLDWIDE INC.	April 12, 2001
2600 Kettering Tower
Dayton, Ohio 45423

Solicitation and Voting of Proxies

The Board of Directors of Genesis Worldwide Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on May 14, 2001 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

•	You may send in another proxy card with a later date.

•	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

•	You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on April 12, 2001.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares or preferred shares of record at the close of business on March 30, 2001. For each share owned of record, you are entitled to one vote. On March 30, 2001, the Company had 3,785,696 common shares and 14,642 Series A Preferred Shares outstanding, which are the only outstanding voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The holders of voting shares present, in person or by proxy, at the Annual Meeting constitute a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum.

A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item. Thus, abstentions and broker non-votes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the meeting.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with three directors in each class. One class of directors is elected for a term of three years at each Annual Meeting of Shareholders.

At the 2001 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2004. The Board has nominated Richard E. Clemens, Karl A. Frydryk and Leo E. Dugdale for election as directors. Mr. Clemens is presently a Director. Messrs. Dugdale and Frydryk who are executive officers of the Company, have not previously served as directors.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Nominees for Term of Office Expiring in 2004

Richard E. Clemens	Director Since 1997

Mr. Clemens, 51, has been President and Chief Executive Officer of the Company since March 10, 1997. From July 1995 to February 1997, he was Vice President and General Manager of Frick Company, a subsidiary of York International, engaged in the manufacturer of compressors, heat exchangers, and process refrigeration equipment. He served as President and Chief Executive Officer of Clark Material Handling Company, a manufacturer of lift trucks, from March 1994 to July 1995. From July 1985 until 1994, he held various management positions with BMY Combat Systems, a division of Harsco Corporation, having served as President of the division from 1992 to 1994.

Karl A. Frydryk

Mr. Frydryk, 46, a Certified Public Accountant, became Vice President and Chief Financial Officer of the Company on January 5, 1998. He had previously been employed for over 13 years by Nord Resources Corporation, formerly a New York Stock Exchange listed company engaged in mining and mineral and chemical processing. He held various positions with that company, including serving for over 10 years as its Vice President — Controller and Secretary.

Leo E. Dugdale

Mr. Dugdale, 48, a Certified Public Accountant, was named Controller of the Company on June 1, 1998 and Secretary effective March 1, 1999. Mr. Dugdale was employed by Moto Photo Corporation, a NASDAQ-listed company engaged in franchising of film processing service-centers in 1998, prior to joining the Company. Until 1998, he was employed for over 10 years as assistant controller with Nord Resources Corporation.

Directors Continuing in Office Until 2003

John A. Bertrand	Director Since 1993

Mr. Bertrand, 62, was elected Chairman of the Board of the Company in October 1999. Mr. Bertrand, a Senior Vice President of A. O. Smith Corporation, has been President for more than five years of A.O. Smith Electrical Products Company, a subsidiary of A.O. Smith Corporation which manufactures electric motors. Mr. Bertrand is also a director of Citizens National Bank, Dayton, Ohio.

Gerald L. Connelly	Director Since 1997

Mr. Connelly, 59, has been President and Chief Executive Officer of Robbins & Myers, Inc. (fluids management equipment for the process industries) since January 1, 1999. From April 1997 to January 1999, he was its Executive Vice President and Chief Operating Officer and from June 1994 to April 1997, he was a Vice President of Robbins & Myers, Inc. and President of its Process Industries Group. He is also a director of Robbins & Myers, Inc.

Joseph M. Rigot	Director Since 1994

Mr. Rigot, 57, has been partner-in-charge of the Thompson Hine & Flory LLP, Dayton, Ohio office (attorneys) since 1993 and has been engaged in the practice of corporate and securities law since 1973. Thompson Hine & Flory LLP provides legal services to the Company.

Directors Continuing in Office Until 2002

Waldemar M. Goulet	Director Since 1991

Mr. Goulet, 65 and Professor Emeritus (Finance) at Wright State University, retired August 1999 after more than five years as a Professor of Finance and was formerly Dean of the College of Business Administration at Wright State University.

William R. Graber	Director Since 1998

Mr. Graber, 57, joined McKesson HBOC, Inc. (healthcare supply management and information technology) as Senior Vice President, Chief Financial Officer, in February 2000. From November 1993 until December 1999, he was Vice President and Chief Financial Officer of The Mead Corporation. Prior to joining The Mead Corporation initially as Treasurer and Controller in 1991, he was at General Electric Corporation for 26 years where he held a wide-range of financial management positions.

Directors’ Meetings and Committees

The Board of Directors met nine times in 2000. The Board of Directors has three committees: the Audit Committee (Messrs. Graber-Chairman, Bertrand, and Goulet), which met three times in 2000; the Compensation Committee (Messrs. Connelly-Chairman, Bertrand, and Graber), which met three times in 2000; and the Executive Committee (Messrs. Bertrand-Chairman, Clemens, Connelly, and Rigot), which met seven times in 2000. Each director attended in 2000 more than 75% of the total number of Board meetings and meetings of Board Committees on which he served.

The Audit Committee meets with Company personnel and with representatives of PricewaterhouseCoopers LLP, the Company’s independent auditors, to review internal auditing procedures, the annual audit and interim reviews of the Company’s financial statements, and other matters related to the Company’s financial reporting. The Committee reports its findings and recommendations to the Board of Directors. The Audit Committee Charter, adopted by the Board of Directors and included as Appendix A to this Proxy Statement, more specifically sets forth the duties and responsibilities of the Audit Committee.

The Compensation Committee develops and administers the Company’s executive compensation policies and programs and sets the compensation of executive officers. The Committee also advises the Board of Directors on the creation, administration or modification of employee compensation policies and procedures.

The Executive Committee exercises all of the authority of the Board between meetings of the Board except as to matters that may not be delegated to a committee under Ohio law. This committee also functions as a nominating committee and recommends to the Board candidates for membership on the Board.

The Executive Committee will consider candidates recommended by shareholders for nomination. A shareholder desiring to recommend a candidate should send the name, address, and a brief resume of the candidate to the Secretary of the Company.

Director Compensation

Directors who are not employees of the Company received the following compensation in 2000:

Annual Stipend:	$12,000 (50% paid in restricted Company stock on the date of the annual meeting of shareholders, which stock vests after one year)(1)

Attendance Fees:	$1,000 per Board meeting $600 per Committee meeting, except Committee Chairman receive $800

Stock Options:	1,000 share option granted to each director following each Annual Meeting of Shareholders; option price equal to fair market value on date of grant.

(1)	For 2000, each non-employee director was issued 762 restricted Company common shares on May 10, 2000, which were valued at $3.19 per share. For 2000, the Board determined that in no event would a director receive more than the 762 restricted shares issued in 1999 even though this resulted in directors receiving stock valued at less than $6,000. The Board believes that due to the magnitude of the year-to-year (1999-2000) decline in the Company’s stock price, it should not result in a director receiving an increased number of shares.

Directors and Executive Officers

Set forth below is information as of March 30, 2001 concerning common shares of the Company beneficially owned by each director, each current executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of
	Common Shares
	Beneficially
	Owned	Percent of
Individual or Group	as of 3/30/01(1)	Voting Shares

John A. Bertrand	4,524	(2)
Richard E. Clemens	111,926	2.9%
Gerald L. Connelly	5,524	(2)
Waldemar M. Goulet	4,524	(2)
William R. Graber	4,524	(2)
Joseph M. Rigot	7,000	(2)
Karl A. Frydryk	20,313	(2)
Alan L. Roehrig	17,000	(2)
V.E. Collins	–0–	(2)
Frederick G. Sharp	23,952	(2)
Patrick M. Flaherty	34,436	(2)
Directors and Executive Officers as a Group (13 persons)	248,176	6.2%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of March 30, 2001 are treated as “beneficially owned” and the number of such shares included in the table for each person and the group were:

Mr. Bertrand — 2,000	Mr. Clemens — 74,438	Mr. Connelly — 2,000
Mr. Goulet — 2,000	Mr. Graber — 2,000	Mr. Rigot — 2,000
Mr. Frydryk — 20,313	Mr. Roehrig — 16,000	Mr. Sharp — 21,469
Mr. Collins — 0	Mr. Flaherty — 11,125
Directors and executive officers as a group — 169,595.

(2)	Less than 1%.

Principal Shareholders

There are no persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of March 30, 2001.

REPORT OF AUDIT COMMITTEE

The Audit Committee is currently comprised of three members of the Company’s Board of Directors. While the common shares of the Company are listed on the Over the Counter Bulletin Board, the Company continues to have an audit committee, each member of which currently is independent as “independence” is defined at Sections 303.01(B)(2) and (B)(3) of the New York Stock Exchange’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors adopted on August 23, 2000. A copy of the Charter is included as Appendix A to this Proxy Statement. The Audit Committee, among other things, recommends to the Board of Directors (i) that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) the selection of the independent accountants to audit the books and records of the Company.

The Audit Committee had (i) reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2000 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Accounting Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE

William R. Graber, Chairman John A. Bertrand Waldemar M. Goulet

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Board’s Compensation Committee is responsible for assuring that the Company’s compensation policies and programs effectively promote Company objectives. The Committee sets the compensation of executive officers. It also administers and makes all awards under the Company’s stock-based compensation plans. The Committee members are three directors who are not employed by the Company.

Objectives and Policies

The Committee seeks to:

•	create a performance-oriented environment, with emphasis on achievement of the annual business plan;

•	stress the importance of implementing a longer-term, business strategy that offers meaningful opportunities to enhance shareholder value;

•	tie compensation to both Company and individual performance; and

•	provide significant rewards to executives for substantial improvement in total shareholder return.

To achieve these objectives, the Company pays two types of compensation:

•	annual compensation — includes base salary and a cash bonus if certain financial targets are achieved; and

•	long-term compensation — includes restricted shares which vest over three years and annual stock option grants which are only valuable if the Company’s stock price increases.

Annual Compensation

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other industrial companies similar to the Company based on survey data of independent compensation consultants. The Committee normally reviews salary survey data annually and adjusts individual salaries to reflect any changes in the Company’s salary structure, attainment of individual objectives during the preceding year, and overall Company performance.

In 2000, Messrs. Clemens, Frydryk and Sharp each received salary increases of approximately 5%. The other Named Executives’ salaries had their salary adjusted when they joined the Company in 1999.

Annual Bonus Opportunity. Executives can earn cash bonuses each year. For fiscal 2000, the available cash bonuses at target performance levels ranged from 20% to 50% of base salaries. Those executives with higher rated positions were eligible for the larger bonus percentage, effectively making more of their total compensation dependent on performance.

For 2000, no cash bonuses were paid to Named Executives who were corporate office executives because the performance targets for earnings per share and internal revenue growth in 2000 were not achieved. Mr. Roehrig, a business unit executive, was paid a cash bonus of $15,740 based on partial achievement of performance objectives related to cash flow and revenue growth.

Long-Term Compensation Incentives

The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. For 2000, the Company’s long-term, stock-based, compensation program consisted of the award of performance units payable 50% in restricted shares, if earned, and the grant of stock options.

Performance Units. The Named Executives were eligible to earn in 2000 performance units which ranged in total value from 25% to 50% of their base salaries. Performance units, if earned, would have been paid 50% in cash and 50% in restricted shares of the Company which would have vested equally over a three-year period. No performance units were earned in 2000 because the average annual total shareholder return on the Company’s common shares for the three year period ended December 31, 2000 was not in the top 50% of that achieved by the Company’s peer group companies.

Stock Options. The Committee annually grants stock options to executives. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable after one year and expire ten years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

•	executive’s ability to impact the Company’s long-term financial results;

•	executive’s recent performance; and

•	importance of executive to achieving the Company’s long-term goals.

In 2000, the Committee granted options to purchase a total of 52,000 Company common shares to the Chief Executive Officer and the other Named Executives at an option price of $3.43 per share.

Compensation of Chief Executive Officer

On March 1, 2000, Mr. Clemens’ salary was increased $15,000 to $295,000.

Because the Company did not achieve the earnings per share and the internal revenue growth targets established for 2000, Mr. Clemens did not receive a cash bonus for 2000. Likewise, because the Company’s average annual total shareholder return compared to peer companies for the last three years was not in the top 50% of the Company’s peer group companies, no performance units were earned for 2000.

In 2000, the Company granted Mr. Clemens options to purchase 18,000 shares at an option price of $3.44 per share.

Conclusion

A substantial portion of the compensation of Company executives is based on Company performance and stock incentives. As a result of Company’s losses in 2000 and the severe decline in the Company’s share price, executive compensation in fiscal 2000 was substantially below targeted levels.

THE COMPENSATION COMMITTEE

Gerald L. Connelly, Chairman John A. Bertrand William R. Graber

EXECUTIVE COMPENSATION

The following sections show compensation information for services in 2000 of the Chief Executive Officer, the next four most highly compensated executive officers of the Company at December 31, 2000 and Mr. Collins, who left the Company on August 18, 2000.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
		Annual Compensation				Awards

							Number of
							Shares
Name and						Restricted	Underlying	All Other
Principal Position	Year	Salary	Bonus	Other		Stock(3)	Options	Compensation(4)

Richard E. Clemens,	2000	$287,623	$–0–	$–0–		$–0–	18.000	$10,389
President and Chief	1999	$248,334	$–0–	$–0–		$–0–	18,000	$13,342
Executive Officer	1998	$215,004	$89,074	$4,597	(2)	$23,108	13,438	$1,870
Karl A. Frydryk,	2000	$139,820	$–0–	$–0–		$–0–	8,000	$6,251
Vice President and Chief	1999	$128,292	$–0–	$–0–		$–0–	8,000	$5,622
Financial Officer	1998	$124,129	$28,370	$–0–		$7,413	4,313	$362
Alan L. Roehrig,	2000	$175,928	$15,740	$–0–		$–0–	8,000	$8,261
President-GenCoat Inc.(1)	1999	$170,000	$10,221	$–0–		$–0–	8,000	$7,013
Fred C. Sharp,	2000	$133,135	$–0–	$–0–		$–0–	8,000	$4,577
President-	1999	$132,334	$28,996	$–0–		$–0–	8,000	$5,473
GenInternational	1998	$109,771	$44,844	$52,684	(2)	$9,401	5,469	$334
Inc.(1)
Patrick M. Flaherty	2000	$107,182	$–0–	$–0–		$–0–	4,000	$4,846
Vice President -	1999	$103,333	$–0–	$–0–		$–0–	4,000	$8,333
Operations Improvement	1998	$87,500	$18,125	$58,448	(2)	$5,373	3,125	$434
V.E. Collins,	2000	$135,115	$–0–	$–0–		$–0–	6,000	$5,686
Chief Executive Officer-	1999	$120,000	$10,500	$–0–		$–0–	8,000	$4,232
GenSystems Inc.(1)

(1)	Mr. Roehrig was first employed by the Company on January 1, 1999, Mr. Sharp on February 23, 1998, and Mr. Collins on July 1, 1999. Mr. Collins left the Company on August 18, 2000.

(2)	Relocation allowances and related payments.

(3)	No restricted shares were issued for 2000. As of December 31, 2000, the number and aggregate value of restricted shares held by the Named Executive Officers were: Mr. Clemens — 10,488 shares ($1,442); Mr. Frydryk — 1,119 shares ($154); Mr. Roehrig — 0 shares; Mr. Sharp — 1,419 shares ($195); Mr. Flaherty — 811 ($112); and Mr. Collins — 0 shares.

(4)	This column includes term life insurance premiums paid by the Company and also Company contributions under its 401(k) plan for the following persons: In 2000, Mr. Clemens — $6,800; Mr. Roehrig — $6,800; Mr. Frydryk — $5,620; Mr. Sharp — $3,987; Mr. Collins — $4,965. In 1999, Mr. Clemens — $9,450; Mr. Frydryk — $4,928; Mr. Roehrig — $6,800; Mr. Sharp — $4,847; Mr. Flaherty — $7,760; and Mr. Collins — $1,200. With respect to Mr. Collins, this column also includes a Company contribution of $2,400 under a non qualified deferred compensation plan in 1999.

2000 Stock Option Grants

The following table presents information concerning stock options granted in 2000 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company’s common shares.

					Potential Realizable
	Individual Grants(1)				Value
					at Assumed Annual
					Rates
					of Stock Price
					Appreciation
	Number of	% of Total			for Option Term(2)
	Shares	Options
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration
Name	Granted	2000	Price	Date	5%	10%

Richard E. Clemens	18,000	17.06%	$3.4375	2-10-10	$38,913	$98,613
Karl A. Frydryk	8,000	7.58%	$3.4375	2-10-10	$17,295	$43,828
Alan L. Roehrig	8,000	7.58%	$3.4375	2-10-10	$17,295	$43,828
Fred C. Sharp	8,000	7.58%	$3.4375	2-10-10	$17,295	$43,828
Patrick M. Flaherty	4,000	3.80%	$3.4375	2-10-10	$8,647	$21,914
V.E. Collins	6,000	5.69%	$3.4375	(-3-)	$—	$—

(1)	Under the Company’s 1999 Long-Term Incentive Stock Plan, shares subject to an option may be purchased one year after the date of grant, and the options have a 10-year term.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company’s share price.

(3)	Mr. Collins left the Company on August 18, 2000 and his options expired unexercised.

Option Exercises in 2000 and Year-End Option Values

The following table presents information concerning all exercises of options to purchase Company common shares during 2000 by the persons named in the Summary Compensation Table and the value of all unexercised options at December 31, 2000.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at 12/31/2000		Options at 12/31/2000 (1)

	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Clemens	–0–	–0–	56,438	68,000	–0–	–0–
Karl A. Frydryk	–0–	–0–	12,313	8,000	–0–	–0–
Alan L. Roehrig	–0–	–0–	8,000	8,000	–0–	–0–
Fred C. Sharp	–0–	–0–	13,469	8,000	–0–	–0–
Patrick M. Flaherty	–0–	–0–	7,125	4,000	–0–	–0–
V.E. Collins	–0–	–0–	–0–	–0–	–0–	–0–

(1)	At December 31, 2000, the option exercise price of all outstanding options was higher than the market value of a share at such date.

Retirement Plan

Until January 1, 1999, executive officers and other salaried employees accrued retirement benefits under the Company’s noncontributory, defined benefit pension plan (the “Former Pension Plan”). On December 31, 1998, benefit accruals under the Former Pension Plan ceased, and the participants’ benefits were fixed.

Effective January 1, 1999, the Company adopted the Genesis Worldwide Inc. Cash Balance Pension Plan (the “Cash Balance Plan”) in which executive officers participate. Under the Cash Balance Plan, a cash balance pension account is established for each participant for record keeping purposes. Each year a participant’s cash balance account is credited with (a) an amount equal to 5% of the participant’s eligible compensation and (b) an interest credit based on the participant’s cash balance account at the beginning of each year. Only salary is considered as eligible compensation, and for 2000, eligible compensation was limited by law to $170,000. Interest rate credits are calculated based on a one year treasury bill rate. Under the Cash Balance Plan, a participant’s benefit is the amount determined by projecting interest credits to his or her cash balance account to age 65 and is payable in a lump sum or the actuarial equivalent annuity.

Other

There are agreements with each of Messrs. Clemens, Frydryk, and Sharp which provide that if the executive is terminated within two years after a change of control of the Company as defined in the agreement for a reason other than cause or disability or if the executive quits for good reason (e.g. a reduction in compensation or demotion), then the executive is paid a severance payment within 15 days after termination. The severance payment is equal to twice the executive’s annual salary and bonus, except, in the case of Mr. Sharp, it is equal to one year’s salary and bonus.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company’s common shares for the last five calendar years with the cumulative total return on the Russell 2000 Index of Companies and a peer group of 13 industrial technology companies (the “Peer Group”) for the same periods. The Peer Group includes Allied Products Corp., Brown & Sharpe Manufacturing Co., DeVlieg Bullard Inc., DT Industries Inc., Flow International Corp., Gleason Corp., Hardinge Brothers Inc., Hurco Companies Inc., Met Coil Systems Corp., Genesis Worldwide Inc., Newcor Inc., and Unova Inc. The graph depicts the value on December 31, 2000, of a $100 investment made on December 31, 1995, in Company shares, with all dividends reinvested, and the corresponding index.

	Genesis Worldwide Inc.	Peer Group
12/95	100	100
12/96	67.29	131.64
12/97	66.35	143.48
12/98	57.9	112.2
12/99	27.7	78.18
12/00	1.09	40.72

[Additional columns below]

[Continued from above table, first column(s) repeated]

Russell 2000
12/95	100
12/96	116.49
12/97	142.55
12/98	138.92
12/99	168.45
12/00	163.36

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2001. PricewaterhouseCoopers LLP (and its predecessors) has acted as independent accountants for the Company for more than 50 years. In addition to rendering professional services required for the audit of the Company’s consolidated financial statements for 2000 and the reviews of the interim consolidated financial statements included in the Company’s forms 10-Q for that year, PricewaterhouseCoopers LLP performed various services for the Company and its consolidated subsidiaries (none of which was for financial information system design or implementation).

The Company has paid the following fees to PricewaterhouseCoopers LLP for service rendered during 2000:

Audit Fees	$210,000

Financial Information Systems Design and Implementation Fees	-0-

All Other Fees	$101,220

In recommending to the Board that PricewaterhouseCoopers LLP serves as the Company’s independent accountants for 2001, the Audit Committee reviewed past audit results and the information systems design and implementation and other non-audit services performed during 2000 and proposed to be performed during 2001. In selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered their independence. The Audit Committee has determined that the performance of such non-audit services did not affect the independence of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has advised the Company that PricewaterhouseCoopers LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

OTHER MATTERS

As of March 30, 2001, the Board of Directors did not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from January 1, 2000 through December 31, 2000, were met.

SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, the Company must receive the proposal at 2600 Kettering Tower, Dayton, Ohio 45423, Attention: Secretary, on or before December 23, 2001.

If any shareholder who intends to propose any other matter to be acted on at the 2002 Annual Meeting of Shareholders does not inform the Company of such matter by February 27, 2002, the persons named as proxies for the 2002 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors,

Richard E. Clemens
President and
Chief Executive Officer

April 12, 2001

Genesis Worldwide Inc.

Charter of the
Audit Committee of the Board of Directors

Adopted August 22, 2000

Role and Independence

The Audit Committee of the Board of Directors (“Board”) of Genesis Worldwide Inc. (the “Company”) shall assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company and such other duties as directed by the Board.

The membership of the Committee shall consist of at least three directors, elected annually by the Board, who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment or would be in violation of independence requirements as defined in the rules and regulations adopted by the Securities and Exchange Commission.

The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, internal auditors, if applicable, and management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

This charter shall be reviewed and updated annually, as necessary.

Scope of Responsibilities

The audit committee’s primary responsibilities include:

•	Recommending to the Board the selection and retention of the independent accountant who audits the financial statements of the Company. In the process, the Committee will discuss and consider the independent accountant’s written affirmation that he is in fact independent, discuss the nature and rigor of the audit process, receive and review all reports, and provide to the independent accountant full access to the Committee (and the Board) to report on any and all appropriate matters.

•	Informing the independent accountant that he is ultimately accountable to the Board and Audit Committee of the Company.

•	Receiving from the independent accountant, not less than annually, a format written statement delineating all relationships between him and the Company as contemplated by Independence Standards Board Statement No. 1, Independence with Audit Committees.

•	Engaging in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact his objectivity and independence and recommending that the Board take any appropriate action in response to the independent accountant’s report addressing his independence.

•	An annual review of fees charged to the Company by the independent accountant for all services performed during the preceding calendar year, including non-audit services, and an estimate of the audit fees for the next calendar year.

•	Providing guidance and oversight to the internal audit function of the Company, if present, including review of the organization, plans and results of such activity.

•	Reviewing annual financial statements, including Form 10-K, and quarterly reports on Form 10-Q with management and the independent accountant. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, identified adjustments, whether or not recorded, and such other inquiries as may be appropriate. If deemed appropriate after such review and discussion, recommend to the Board that the annual financial statements be included in the Company’s annual report on Form 10-K.

•	Discussion with management of the status of pending litigation, taxation matters, and other areas of oversight of the legal and compliance area, as may be appropriate.

•	Reviewing and considering the opinions of such independent accountant with respect to accounting methods used, and the quality and adequacy of systems and procedures of internal control followed by the Company.

•	Engaging in communications as required to be communicated by the independent accountant by Statement of Auditing Standards (SAS) 61 as amended relating to the conduct of the audit. Further, receiving a written communication provided by the independent accountant concerning their judgement about the quality of the Company’s accounting principles, as outlined in SAS 61 as amended, and that they concur with management’s representation concerning audit adjustments.

•	Receiving copies of the independent accountant’s “Management Comments” together with management’s responses to this report and discussing such reports with the independent accountant and management.

•	Reporting on its activities to the full Board and annually issuing a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders in the Company’s proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

Meetings

The Committee shall meet not less than twice a year, once in connection with a review of the Company’s annual financial statements and once for a mid-year review. In addition, at least one committee member shall meet with Company representatives and the independent accountant to review the Company’s Form 10-Q prior to the release of earnings to the public for each quarter during the year.

The above charter was approved by the Board of Directors of the Company on August 23, 2000.

DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

GENESIS WORLDWIDE INC.

PROXY

Annual Meeting of Shareholders, May 14, 2001

    Karl A. Frydryk and Leo E. Dugdale III, and each of them, are hereby authorized to represent me at the Annual Meeting of Shareholders of the Company to be held on May 14, 2001, and at any adjournment, and at the meeting to vote all of my shares as follows:

(1)  ELECTION OF DIRECTORS:

 FOR all nominees of the Board of Directors, namely Richard E. Clemens, Karl A. Frydryk and Leo E. Dugdale III, (except as marked to the contrary below), including authority to cumulate votes selectively among such nominees.
WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

     Upon any other business that may properly come before the meeting.

(Continued and to be signed, on the reverse side.)

FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(Continued from the reverse side)

GENESIS WORLDWIDE INC.

PROXY

A vote FOR Proposal 1 is recommended by the Board of Directors.

    When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, the proxy will be voted FOR Proposal 1.

This Proxy is solicited on behalf
of the Board of Directors

Dated ______________________________________________________________________________ , 2001

Please sign your name as imprinted hereon, and, in the case of multiple or joint ownership, all should sign.